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                                                                     EXHIBIT 99

                   [FFO FINANCIAL GROUP, INC. LETTERHEAD]



                                PRESS RELEASE


Contact: James B. Davis
         President
         407-957-7401

FOR IMMEDIATE RELEASE


         F.F.O. FINANCIAL GROUP, INC. AND REPUBLIC BANCSHARES, INC.
                 ANNOUNCE EXECUTION OF DEFINITIVE AGREEMENT


         St. Cloud, Florida, April 14, 1997 -- F.F.O. Financial Group, Inc., St. Cloud, Florida ("FFO") (NASDAQ: FFFG), parent company of First Federal Savings and Loan Association of Osceola County ("First Federal of Osceola") and Republic Bancshares, Inc., St. Petersburg, Florida ("Republic") (NASDAQ:
REPB), parent company of Republic Bank, announced today that they have executed a definitive agreement for the combination of the companies and the institutions. Upon the completion of this transaction, the parties intend that FFO will be merged with and into Republic, and that First Federal of Osceola will be merged with and into Republic Bank.

         In this transaction, Republic will exchange 0.29 share of its common stock for each of the outstanding shares of FFO common stock. In certain circumstances, the exchange ratio will adjust for decreases in Republic's stock price; however, in no event
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F.F.O. Financial Group, Inc.
April 14, 1997
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will the exchange ratio exceed 0.30 share.  FFO has the right to terminate the agreement if the average of Republic's stock price is less than $13.50 during a specified time frame prior to the closing. Outstanding options for FFO common stock will be converted into options for Republic common stock on the same basis.

         First Federal of Osceola operates 11 offices in Osceola, Brevard and Orange Counties in Central Florida. As of December 31, 1996, FFO had total assets of approximately $317 million and deposits of approximately $287 million.

         Republic Bank operates 33 offices in Pinellas, Pasco, Sarasota, Manatee and Hernando Counties on Florida's west coast. As of December 31, 1996, Republic had total assets of approximately $908 million and deposits of approximately $828 million. In addition, Republic will acquire, effective April 18, 1997, Firstate Financial, F.A., which operates two offices in Orange County, Florida.

         James B. Davis, president and chief executive officer of FFO, and John
W. Sapanski, chairman and chief executive officer of Republic, jointly stated that the competitive advantages which will result from the combination of these companies will benefit the customers and shareholders of both institutions.

         The acquisition, which is expected to close in the third quarter of 1997, is subject to certain regulatory approvals and the approval of the respective shareholders of FFO and Republic, as well as certain other conditions.

         For additional information, contact Mr. James B. Davis, president and chief executive officer of F.F.O. Financial Group, Inc., (407) 957-7401 or Mr. John W. Sapanski, chairman and chief executive officer of Republic Bancshares, Inc., (813) 823-7300.

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